Exhibit 10.4

Project ABBA
Irrevocable Undertaking
Felix von Borck

AGREEMENT
ON THE
IRREVOCABLE UNDERTAKING

among

(1)	Felix von Borck, born on September 13, 1969, residing at Schreberweg 51, 64289 Darmstadt, Germany (the Shareholder);

(2)

Blitz F21-842 AG (in future: ABBA BidCo AG), a stock corporation (Aktiengesellschaft) incorporated under the laws of Germany, having its registered office at Frankfurt am Main, Germany, and registered with the Local Court of Frankfurt am Main, Germany, under HRB 121819 (the Bidder); and

(3)

BorgWarner Inc., a corporation incorporated under the laws of the State of Delaware, United States of America, having its registered office at 3850 Hamlin Road, Auburn Hills, Michigan 48326, United States of America (BW and together with the Bidder the Acquirors)

(the Shareholder, Bidder and BW each a Party and together the Parties).

PREAMBLE

(A)

AKASOL AG is a stock corporation (Aktiengesellschaft) incorporated under the laws of Germany, having its registered office at Darmstadt, Germany, and registered with the commercial register of the Local Court of Darmstadt under HRB 97834 (the Target, and including its subsidiaries from time to time Target Group). The share capital (Grundkapital) of the Target amounts to EUR 6,061,856 and is divided into 6,061,856 non-par value bearer shares (auf den Inhaber lautende Stückaktien) with a proportionate amount of EUR 1.00 per share of the share capital (each a Target Share and collectively Target Shares). The Target Shares are admitted to trading on the regulated market (Regulierter Markt) with additional post-admission obligations (Prime Standard) of the Frankfurt Stock Exchange under ISIN DE000A2JNWZ9).

(B)

The Shareholder holds a total of 303,296 Target Shares (the Shareholder’s Shares). The Shareholder’s Shares represent approximately 5.00335 per cent of the issued and outstanding share capital of the Target as of the Effective Date (as defined in clause 1.1(a)) and are held in a securities deposit with Commerzbank and Targobank in Darmstadt, Germany, as attached hereto as Schedule B.

(C)

Bidder, an indirectly wholly-owned subsidiary of BW, considers to make a voluntary public takeover offer within the meaning of Section 29 para. 1 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG) for the purchase of all Target Shares against cash consideration per Target Share (the Offer).

(D)	The Shareholder intends to tender all Shareholder’s Shares into the Offer subject to the terms and conditions agreed herein.

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Now, therefore, the Parties enter into this agreement on the acceptance of a potential public takeover offer (the Agreement):

1.	Bidder’s Obligations regarding the Offer

1.1	The Bidder hereby undertakes to

	(a)	announce its intention to launch the Offer in accordance with Section 10 para. 1 sentence 1 and para. 3 sentence 1 WpÜG immediately after execution of this Agreement (the Effective Date);

(b)

submit a formal offer document (Angebotsunterlage) describing the terms and conditions of the Offer (the Offer Document) and which has been prepared in accordance with the Takeover Act and the German Regulation on the Content of the Offer Document, the Consideration for Takeover Offers and Mandatory Offers and the Release from the Obligation to Publish and Submit a Tender Offer (WpÜG-Angebotsverordnung) to the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht – BaFin) for its review within the time period prescribed in Section 14 para. 1 WpÜG and which shall have a maximum offer period (Section 16 para. 1 WpÜG) of six (6) weeks and which reflects the terms and conditions of this Agreement, in particular as set forth in clauses 1.2 and 1.3 and shall otherwise correspond to the requirements set forth in the Business Combination Agreement executed on or about the date hereof between the Target and the Acquirors (Business Combination Agreement);

	(c)	not apply for any extension of the notice period by the BaFin pursuant to Section 14 para. 1 sentence 3 WpÜG, unless the Shareholder gives its prior written consent;

	(d)	publish the Offer Document within the time period prescribed in Section 14 para. 2 WpÜG, provided that the publication of the Offer Document is not prohibited by the BaFin; and

(e)

settle the Offer by payment of the Offer Price (as defined in clause 1.3) (the Offer Completion) against simultaneous transfer of the tendered Target Shares without undue delay and in any event no later than seven (7) Business Days (meaning a day on which banks in Frankfurt am Main, Germany, are open for general commercial business), which obligation shall arise only after (i) the additional acceptance period within the meaning of Section 16 para. 2 WpÜG has expired and (ii) all Offer Conditions have been satisfied or validly waived.

1.2

The Offer Document shall only contain those conditions within the meaning of Section 18 para. 1 WpÜG (Angebotsbedingungen) as set out in Schedule 1.2. For the avoidance of doubt, the Offer Document shall not provide for a minimum acceptance threshold (Mindestannahmeschwelle) in excess of a number of Target Shares equal to the sum of 50% of the number of Target Shares issued plus one Target Share.

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1.3

The consideration per share (Gegenleistung) to be offered to the shareholders of the Target in the Offer Document shall be in cash only and shall be at least EUR 120.00 per Target Share (the Offer Price). For the avoidance of doubt, the Shareholder shall not be obliged to accept the Offer if the consideration per share in the Offer Document is below the Offer Price. In the event of (x) any subsequent voluntary increases of the Offer Price or (y) any mandatory increases of the Offer Price pursuant to Section 31 para. 1, 4 through 7 WpÜG and Sections 3 to 5 WpÜG-Angebotsverordnung,the Shareholder hereby irrevocably waives its right to receive any consideration exceeding the Offer Price and shall be obligated to pay back to the Bidder within four (4) Business Days after the Offer Completion, with respect to each of Shareholder’s Shares, an amount equal to the difference between the initial Offer Price of EUR 120.00 per Target Share and the increased offer price paid by the Bidder at the Offer Completion.

1.4

BW hereby guarantees by way of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 para. 1 German Civil Code (Bürgerliches Gesetzbuch, BGB) that the Bidder will be in position to finance the settlement of the Offer and that a securities services enterprise independent from the Acquirors and their affiliates within the meaning of Section 15 German Stock Corporation Act (Aktiengesetz) (Affliliates) will issue a financing confirmation in accordance with Section 13 WpÜG (the Financing Confirmation).

2.	Shareholder’s Obligations regarding the Acceptance of the Offer

2.1	Subject to the Offer Document having been published and fulfilling the requirements set forth in clause 1.1(b), the Shareholder hereby undertakes:

(a)

to accept the Offer in respect of all Shareholder’s Shares pursuant to the terms and provisions of the Offer Document no later than within three (3) Business Days (i.e. days on which banks are open for business in Frankfurt am Main) after commencement of the acceptance period pursuant to Section 16 para. 1 WpÜG;

(b)

not to challenge (anfechten) or withdraw from (zurücktreten) any such acceptance, including pursuant to Section 21 para. 4 WpÜG and Section 22 para. 3 WpÜG, and thereby to waive any withdrawal that may exist under the WpÜG or other legislation with regard to the agreements resulting from acceptance of the Offer; however, should the Bidder increase the Offer, the Shareholder shall be entitled to withdraw from the Offer pursuant to section 21 para. 4 WpÜG; in such case, the Shareholder undertakes to accept the Bidder´s increased Offer immediately after the withdrawal but at the latest three (3) Business Days after the publication of the amendment to the Offer; and

(c)

to the extent legally permissible, to abstain from any act which should reasonably be expected to materially jeopardize or adversely affect the success of the Offer (in particular the satisfaction of the offer conditions pursuant to clause 1.2).

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2.2

For the avoidance of doubt, the Parties confirm that this Agreement does not constitute a sale and purchase and/or transfer agreement and/or option agreement for the Shareholder’s Shares, which shall exclusively be executed under the terms of the Offer Document.

2.3	The Shareholder shall immediately notify the Acquirors after the Shareholder accepts the Offer in accordance with clause 2.1.(a).

2.4	With regard to the undertaking pursuant to clause 2.1(a) and the acceptance of the Offer, no consent according to Section 1365 BGB by Shareholder’s spouse is required.

3.	Lock up, Standstill

3.1

From the Effective Date until the earlier of (i) Offer Completion and (ii) the termination of this Agreement in accordance with its terms, the Shareholder shall not sell, transfer, charge, encumber, grant any option over or otherwise dispose of any interest in any of the Shareholder’s Shares, other than pursuant to its acceptance of the Offer or of an increased or otherwise revised Offer.

3.2

From the Effective Date until the earlier of (i) Offer Completion and (ii) three (3) months following the termination of this Agreement in accordance with its terms, the Shareholder shall not buy or acquire any Target Shares or shares in its subsidiaries or any specific financial instruments relating to such shares, unless BW gives its prior written consent.

4.	Representations and Warranties by the Shareholder; Remedies

4.1	Shareholder’s Guarantees

The Shareholder hereby guarantees to the Acquirors by way of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 para. 1 BGB that as of the Effective Date the statements made below are, and as of the date of the Offer Completion will continue to be, true, complete and not misleading:

(a)

No bankruptcy, insolvency or similar proceedings in any jurisdiction have been commenced or applied for with respect to the Shareholder and the Shareholder is not unable to pay its due debts (zahlungsunfähig) or for other reasons compelled to apply for the commencement of bankruptcy, insolvency or similar proceedings under applicable law. To the Knowledge of the Shareholder (as defined in clause 4.2), as of the Effective Date, no bankruptcy, insolvency or similar filings have been threatened in writing with respect to the Shareholder.

(b)	The information contained in Preamble (B) is correct and not misleading.

(c)	The Shareholder is the sole legal and beneficial owner of the Shareholder’s Shares.

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(d) The Shareholder’s Shares have been fully paid up and no contributions have been returned (Einlagenrückgewähr) in respect thereof.

(e)

The Shareholder is entitled to freely dispose of the Shareholder’s Shares subject only to restrictions under applicable law (including merger control and other regulatory laws). The Shareholder’s Shares are (i) free of any rights of third parties, including but not limited to liens, charges and other encumbrances (dingliche Belastungen), except for security interest of Clearstream Banking AG and/or the Shareholders depositary bank (if any), and (ii) not subject to any options, pre-emption rights, rights of first refusal or similar rights of third parties.

(f) The Shareholder’s Shares are held by the Shareholder for its own risk and account and are not subject to any shareholders’ voting, trust, pooling, consultation or similar agreements or arrangements.

(g)

To the Knowledge of the Shareholder, on the Effective Date and on the date of Offer Completion, all notice and disclosure duties of the Shareholder under Section 20, 21 of the AktG, Section 33 et seq. of the Securities Trading Act (Wertpapierhandelsgesetz, WpHG), if applicable and as amended from time to time, have always been discharged in a timely and proper manner.

(h)

As of the Signing Date, the Shareholder’s entering into this Agreement and the performance of the Shareholder’s respective obligations hereunder neither require any approval or consent by any court, governmental authority or other third party (except for approvals or consents which are Offer Conditions) nor violate any judicial or governmental order or decree or any applicable law.

4.2	Knowledge of Shareholder

In this Agreement, the Shareholder shall be deemed to have had Knowledge of the Shareholder if, as of the Effective Date, the Shareholder had actual knowledge (positive Kenntnis).

4.3	No Further Representations

The Shareholder makes no representations and warranties or guarantees other than those expressly and conclusively set forth in clause 4.1. The Parties agree that the statements contained in clause 4.1 shall not constitute a quality guarantee concerning the purchase object within the meanings of Sections 443 and 444 of the German Civil Code (BGB) (keine Garantie für die Beschaffenheit oder Haltbarkeit des Kaufgegenstandes)

4.4	Remedies

(a) If the Shareholder is in breach of any its guarantees set forth in clause 4.1 or is otherwise in breach of its obligations under this Agreement, the Shareholder shall, at his discretion, either

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(i) no later than twenty (20) Business Days after being notified by BW of such breach in writing, put the Acquirors in such position it would have been in without such breach (restitution in kind – Naturalrestitution) or

(ii) if and to the extent such restitution in kind is impossible or the Shareholder refuses such restitution or if such restitution is not achieved within twenty (20) Business Days after the Shareholder having been notified of such breach, pay to Bidder (as reduction of the Offer Consideration) monetary damages (positives Interesse), within the meaning of Section 249 et seq. BGB, arising out of such breach, including any foreseeable consequential or indirect damages (vorhersehbare Folgeschäden oder vorherseebare mittelbare Schäden), however, excluding (i) any lost profits (Section 252 BGB), (ii) any internal administration or overhead costs and (iii) taxes or similar charges on indemnification payments.

(b)	The aggregate liability of the Shareholder under this Agreement for breaches of the Shareholder’s guarantees set forth in clauses 4.1(f) through 4.1(h) shall be limited to twenty-five per cent (25%) of the Offer Price multiplied by the number of Shareholder’s Shares actually paid to the Shareholder upon acceptance of the Offer. The aggregate liability of the Shareholder under this Agreement for breaches of the Shareholder’s guarantees in clauses 4.1(a) through 4.1(e)shall be limited to one hundred percent (100%) of the Offer Price multiplied by the number of Shareholder’s Shares actually paid to the Shareholder upon acceptance of the Offer. Furthermore, the aggregate liability of the Shareholder for any breaches under this Agreement collectively shall be limited to one hundred percent (100%) of the Offer Price multiplied by the number of Shareholder’s Shares actually paid to the Shareholder upon acceptance of the Offer.

(c)	The Parties agree that the rights and remedies which the Acquirors may have with respect to a breach by the Shareholder of its obligations under this Agreement are limited to the rights and remedies specified in this clause 4.4. Subject to the preceding sentence, with respect to the subject matter of this Agreement, any all and all rights and remedies of any legal nature (other than the rights and claims expressly set forth in this Agreement) of the Acquirors against the Shareholder shall be be expressly excluded.

(d)	The limitations set forth in this clause 4.4 shall not apply in case of fraud (arglistige Täuschung) or wilful misconduct (Vorsatz) of the Shareholder.

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5.	Representations and Warranties by the Acquirors; Remedies

5.1	Acquirors’ Guarantees

The Acquirors hereby guarantee to the Shareholder by way of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 para. 1 BGB that as of the Effective Date the statements made below are, and as of the date of the Offer Completion will continue to be, true, complete and not misleading:

	(a)	The Bidder is a stock corporation (Aktiengesellschaft), duly incorporated and existing under the laws of Germany, duly represented by its board of directors. BW is a corporation incorporated under the laws of the State of Delaware, United States of America and duly represented by its board of directors. BW, indirectly through BorgWarner US Holding LLC, a corporation incorporated under the laws of the State of Delaware, United States of America, having its registered office at 3850 Hamlin Road, Auburn Hills, Michigan 48326, United States of America, has unrestricted ownership of all shares in the Bidder.

	(b)	No bankruptcy, insolvency or similar proceedings in any jurisdiction have been commenced or applied for with respect to either of the Acquirors and neither of the Acquirors is over-indebted (überschuldet) or unable to pay its due debts (zahlungsunfähig) or for other reasons compelled to apply for the commencement of bankruptcy, insolvency or similar proceedings under applicable law. To the Knowledge of either of the Acquirors (as defined in clause 5.2), as of the Effective Date, no bankruptcy, insolvency or similar filings have been threatened in writing with respect to either of the Acquirors.

	(c)	Both of the Acquirors have full authority and capacity to enter into and perform their respective obligations under this Irrevocable, including the consummation of the Offer. The Acquirors' entering into this Agreement and the performance of the Acquirors' respective obligations hereunder do not violate the articles of association (or similar document) or by-laws of either of the Acquirors and have been duly authorized by all necessary corporate actions on the part of each of the Acquirors. As of the Signing Date, the Acquirors' entering into this Agreement and the performance of the Acquirors' respective obligations hereunder neither require any approval or consent by any court, governmental authority or other third party (except for approvals or consents which are Offer Conditions) or violate any judicial or governmental order or decree or any applicable law.

	(d)	The Acquirors have complied in all material respects with all capital market laws and regulations in Germany and the United States of America applicable to any transaction contemplated by this Agreement including, but not limited to, notification requirements, insider trading and market manipulation rules. None of the Acquirors, any Affiliate of either of the Acquirors, or any entity acting collectively with the Acquirors within the meaning of Section 2 para. 5 WpÜG has before the signing of this Agreement acquired or agreed to acquire or will acquire within a period that will be relevant under the minimum pricing rules pursuant to Section 31 WpÜG and Section 3 et seq. of the Takeover Regulation (WpÜG-Angebotsverordnung) any Target Shares for a consideration per share exceeding the Offer Price.

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(e) The Bidder is acquiring the Shareholder’s Shares for its own account as well as for investment and not with a view to any sale, distribution or other disposal thereof. Neither of the Acquirors is acting in the interest or for the account of any unaffiliated third party. BW has no intention to sell, distribute other otherwise dispose of any shares held in the Bidder to an entity outside its group.

5.2	Knowledge of the Acquirors

In this Agreement, the Acquirors shall be deemed to have had Knowledge of either Acquiror, as of the Effective Date, any executive officer of BW or any member of Bidder’s management board (as the case may be) had actual knowledge (positive Kenntnis) or any lack of knowledge due to gross negligence (grob fahrlässige Unkenntnis).

5.3	Remedies

If either of the Acquirors is in breach of its guarantees set forth in clause 5.1, the Acquirors shall be jointly and severally liable (haftend als Gesamtschuldner) either (i) no later than twenty (20) Business Days after being notified by the Shareholder of such breach in writing, to put the the Shareholder in such position it would have been in without such breach (Naturalres-titution) or (ii) after the expiration of such period or earlier at the Shareholder's sole discretion, to pay to the Shareholder an amount equal to any damages (positives Interesse), within the meaning of Section 249 et seq. BGB arising out of such breach, including any foreseeable consequential or indirect damages (vorhersehbare Folgeschäden oder vorhersehbare mittelbare Schäden), however, excluding (i) any lost profits (Section 252 BGB), (ii) any internal administration or overhead costs and (iii) taxes or similar charges on indemnification payments.

6.	Announcements

6.1	Immediately after the Effective Date, Bidder will publish the announcement of the Offer, also stating the Offer Price, in accordance with Section 10 para. 1 sentence 1 and para. 3 sentence 1 WpÜG and a corresponding press release.

6.2	The Acquirors can refer to this Agreement and its content in the course of market standard investor relations and/or analyst communications and in their announcements and disclosure in connection with the Bidder’s decision to make the Offer.

6.3	None of the Parties shall make any further public announcements or press releases in relation to the contents of this Agreement, unless otherwise agreed between the Parties in writing, explicitly provided for in this Agreement or required by applicable law stock market regulation, in the discretion of the disclosing party exercised in good faith, or upon request of a competent authority or stock market.

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7.	Exclusion of Claims

7.1	With the exception of the Shareholder’s existing employment agreement entered into between the Target and the Shareholder (the Surviving Relationship) to the extent legally permissible, all claims and remedies of the Shareholder against a member of the Target Group, irrespective of their nature, amount and legal basis, are hereby expressly waived and excluded effective upon the Offer Completion with effect from the Offer Completion and therefore, from and after the Offer Completion, the Shareholder shall, not directly or indirectly, initiate or promote any such claims or remedies against the Target Group.

7.2	For the avoidance of doubt, the waiver and obligation of the Shareholder pursuant to the foregoing clause shall not apply in cases of intent (Vorsatz) or willful deceit (arglistige Täuschung) or fraudulent behavior on the part of the Acquirors.

8.	Confidentiality

8.1	The Parties hereby undertake to each other to keep the existence and contents of this Agreement and anything set out or referred to therein, as well as the discussions between the Parties, and, in particular, terms and conditions of the Offer, strictly confidential, subject only to disclosure on a need to know basis to professional advisors, (on Shareholder’s side) to the Target and to the members of the management board and the supervisory board of the Target and their respective advisors, (on the Acquirors’ side) to sources of debt financing and the issuer of the Financing Confirmation, as provided for in this Agreement or as required, in the discretion of the disclosing party exercised in good faith, by applicable law or stock market regulation or upon request of a competent authority or stock market. Notwithstanding the foregoing, the Acquirors may disclose information regarding this Agreement, the Offer and the Target Group in meetings with its existing or prospective investors, provided that the Acquirors shall provide a copy of any presentation to be used in such an investor meeting to the Target in advance of such investor meeting.

8.2	Starting from the Offer Completion, the Shareholder hereby undertake to keep any trade and business secrets (Betriebs- und Geschäftsgeheimnisse) of the Target Group strictly confidential.

8.3	Clause 8.1 and 8.2 shall not include information that (i) is or has become known in the public domain other than through a fault of the Party obliged to hold the information confidential or of any of such Party’s Affiliates or (ii) was lawfully known to such Party or to any of such Party’s Affiliates prior to the Effective Date this Agreement and which is not subject to any other confidential obligation to the other Party or Parties concerned.

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8.4	The Shareholder hereby consent to the disclosure of the existence and/or the major terms and conditions of this Agreement in connection with the Offer as from the Effective Date and, in particular to BaFin, including in the Offer Document and/or any related or ancillary document, as required by law.

9.	Parent Guarantee

BW hereby guarantees by way of an independent guarantee (selbständige Garantieversprechen) within the meaning of Section 311 para. 1 BGB on first demand (nicht-akzessorische Garantie auf erstes Anfordern) the full and punctual performance of all obligations and undertakings of the Bidder under or in connection with this Agreement.

10.	Assignment

Rights and claims under this Agreement may only be assigned with the prior written consent of the respective other Party.

11.	Notices

11.1	All communications and declarations of will (Willenserklärungen) under or in connection with this Agreement shall be made in writing and shall be conveyed personally, by post or by email to the Parties at the following addresses and marked for the attention of the following persons:

Shareholder:	Schreberweg 51 64289 Darmstadt Germany

Email: felix.vonborck@akasol.com; felix@borck.de

For the attention of: Felix von Borck

Bidder:	Blitz F21-842 AG (in future: ABBA BidCo AG)

Attn.: Robert Boyle c/o BorgWarner Europe GmbH Augustaanlage 54-56 68165 Mannheim Germany

Email: rboyle@borgwarner.com

For the attention of: Robert Boyle

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with a copy to:

Freshfields Bruckhaus Deringer
Rechtsanwälte Steuerberater PartG mbB

Attn.: Rick van Aerssen and Dr. Sabrina Kulenkamp
Bockenheimer Anlage 44
60322 Frankfurt am Main
Germany

Email: rick.aerssen@freshfields.com
sabrina.kulenkamp@freshfields.com

and

Foley & Lardner LLP
Attn.: Patrick G. Quick
111 Huntington Avenue
Boston, MA 02199
United States of America

Email: pgquick@foley.com

BW:	BorgWarner Inc.
Attn.: Tonit M. Calaway
3850 Hamlin Road
Auburn Hills, MI 48326
United States of America

Email: tcalaway@borgwarner.com

For the attention of: Tonit M. Calaway

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with a copy to:

Freshfields Bruckhaus Deringer
Rechtsanwälte Steuerberater PartG mbB

Attn.: Rick van Aerssen and Dr. Sabrina Kulenkamp
Bockenheimer Anlage 44
60322 Frankfurt am Main
Germany

Email: rick.aerssen@freshfields.com
sabrina.kulenkamp@freshfields.com

and

Foley & Lardner LLP
Attn.: Patrick G. Quick
111 Huntington Avenue
Boston, MA 02199
United States of America

Email: pgquick@foley.com

11.2

The Parties must immediately notify the respective other Parties and their advisers in writing of any changes to their addresses specified above. Until such notice is received, the previous address shall be deemed valid.

12.	Service of Process

Clause 11 (Notices) shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any legal proceedings, suit or action (including arbitration) arising out of or in connection with this Agreement. BW and the Bidder hereby appoint the lawyers admitted in Germany of the law firm of Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB as their respective agent for service of process for all legal proceedings arising out of or in connection with this Agreement. Any appointments shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the bar in Germany and her/his appointment has been notified to the Shareholder in case of BW’s or the Bidder’s agent or to BW and the Bidder in case of the Shareholder’s agent. If any appointment terminates otherwise (e.g., because the appointee ceases to exist), the relevant Party must without undue delay, but in any event no later than within ten (10) Business Days following such termination, appoint another agent for service of process who meets the requirements set out in the preceding sentence. If such appointment is not made as required, service can be effected, by posting the claim form, notice, order, judgment or other document by registered letter with acknowledgement of receipt or equivalent under the address of the respective Party stated in clause 8.1. Service shall then be deemed to have been effected on the addressee on the tenth (10th) day following the lodging of the letter. The Parties shall promptly after the Effective Date and upon the appointment of any new agent for service of process issue to the agent a written power of attorney and shall irrevocably instruct the agent to submit such deed in connection with any service of process under or in connection with this Agreement. The Parties agree that they waive any objection to the service so effected.

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13.	Termination prior to Offer Completion

13.1	The Shareholder shall be entitled to terminate (kündigen) this Agreement by written notice to the Acquirors if

(a) the Offer Document has not been published within the time period as prescribed in the WpÜG and/or in compliance with the requirements of clause 1;

(b) either of the Acquirors fails to comply in any material respect with its obligations under this Agreement; or

(c) the Business Combination Agreement has been terminated.

13.2

The Bidder and BW shall each individually be entitled to terminate this Agreement by written notice to the Shareholder if (a) the Shareholder fails in any material respect to comply with its obligations under this Agreement or (b) the Business Combination Agreement has been terminated..

13.3

Each Party shall be entitled to terminate this Agreement by written notice to the respective other Party if one or more conditions included in the Offer Document (that has not been waived in accordance with the Offer Document) finally failed (endgültig ausfallen).

13.4	The terminaton rights pursuant to clause 13.1 through clause 13.3 shall only be exercised within one (1) month after the termination right has arisen.

13.5	In case of a termination in accordance with this clause 13,

(a)

all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party, other than any liability for breaches of this Agreement prior to the termination which has been the cause for the termination of this Agreement; and

(b)

this Agreement shall immediately cease to have any effect, with the exception only of its clause 13.5 and clause 8 (Confidentiality) through 10 (Service of Process) and 17 (Costs) as well as 15 (Miscellaneous), which shall continue to apply.

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14.	Costs

All transfer taxes, stamp duties, statutory fees (notarial fees), registration duties or other charges related in order to obtain any regulatory clearances (including merger control and other regulatory proceedings) payable in connection with the execution of this Agreement or the Offer shall be borne by Acquirors. Each Party shall pay its own expenses, including the costs of its advisors, incurred in connection with this Agreement.

15.	Miscellaneous

15.1

If one or more provisions of this Agreement should be or become wholly or partially invalid or void, the validity of the other provisions of this Agreement shall not be affected thereby. The same shall apply if it should transpire that this Agreement contains an omission. In place of the invalid or void provision (or, as the case may be, in order to rectify the omission), an appropriate provision which comes as close as legally possible to what the Parties were trying to achieve with the invalid or void provision (or, as the case may be, the invalid or void part thereof) shall be deemed agreed upon. If a contractual omission needs to be rectified, a provision shall be deemed agreed upon which, in view of the purpose and intent of this Agreement, comes as close as possible to what the Parties would have agreed if they had been aware of the omission at the time that this Agreement was concluded.

15.2

This Agreement sets out the entire agreement between the Parties relating to the subject-matter hereof. Variations and additions to this Agreement shall be made in writing. The same shall apply to any waiver of the need to comply with the provisions of this clause 15.2.

15.3

This Agreement may be executed by the Parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Any signature (including, without limitation, (i) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record and (ii) any facsimile, E-pencil or .pdf signature) hereto or to any other certificate, agreement or document related to this Agreement, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law.

15.4

Terms to which a German translation has been added shall be interpreted as having the meaning assigned to them by the German translation. The headings of the clauses and subclauses in this Agreement are for convenience purposes only and shall not affect the interpretation of any of the provisions hereof.

15.5	This Agreement shall be governed by the substantive laws of Germany, not taking into account the provisions on conflicts of laws.

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Project ABBA
Irrevocable Undertaking
Felix von Borck

15.6

All disputes arising out of or in connection with this Agreement or its validity shall be finally settled in accordance with a separate arbitration agreement, substantially in the form attached hereto as Schedule 15.6., which shall be executed by the Parties immediately after the Effective Date.

[signatures on the following page]

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Project ABBA
Irrevocable Undertaking
Felix von Borck

/s/ Felix von Borck
Felix von Borck, Individually

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Project ABBA
Irrevocable Undertaking
Felix von Borck

Blitz F21-842 AG (in future: ABBA BidCo AG)

By:	/s/ Robert Boyle
Name: Robert Boyle
Title: Member of the Management Board

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Project ABBA
Irrevocable Undertaking
Felix von Borck

BorgWarner Inc.

By:	/s/ Tonit M. Calaway
Name: Tonit M. Calaway
Title: Executive Vice President, Chief Administrative Officer, General Counsel, and Secretary

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Project ABBA
Irrevocable Undertaking
Felix von Borck

Schedule B Deposit Confirmation by Commerzbank and Targobank

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Project ABBA
Irrevocable Undertaking
Felix von Borck

Schedule 1.2 Offer Conditions

12.	OFFER CONDITIONS

12.1	Offer Conditions

The Offer and the contracts which come into existence as a result of its acceptance by the AKASOL Shareholders are subject to the following conditions (the “Offer Conditions”):

[Note: Set of regulatory conditions depends on the outcome of the currently ongoing regulatory analysis and may be amended as required.]

12.1.1	Merger control clearances

After publication of this Offer Document and at the latest by [●][1] 2021, each of the Offer Conditions set out in Section 12.1.1 (a)-(d) of this Offer Document have been fulfilled:

	(a)	the German Federal Cartel Office (Bundeskartellamt) has approved the Transaction or the Transaction is deemed to be approved or the FCO has confirmed that it is not competent to review the Transaction;

	(b)	the Austrian FCA and FCP have approved the Transaction or the Transaction is deemed to be approved or the FCA and the FCP have confirmed that they are not competent to review the Transaction;

	(c)	the Polish UOKiK has approved the Transaction or the Transaction is deemed to be approved or the UOKiK has confirmed that it is not competent to review the Transaction;

	(d)	In the event of a referral to the European Commission pursuant to Article 22 of the EU Merger Regulation (“EUMR”), the European Commission having approved the Transaction under the EUMR,

and completion of the Transaction is no longer subject to a suspense obligation under applicable competition law.

12.1.2	[Foreign investment clearance Germany]

After publication of this Offer Document and at the latest by [●][2] 2021, the BMWi has

	(a)	granted a Certificate of non-objection (Unbedenklichkeitsbescheinigung) in accordance with Section 58 para. 1 sentence 1 AWV or otherwise informed the Bidder that it will not initiate proceedings (Prüfverfahren) within the two months’ time period specified in Section 14a para. 1 number 1 of the German Foreign Trade Act (Außenwirtschaftsgesetz – “AWG”); or

	(b)	not initiated such proceedings within such time period; or

	(c)	informed the Bidder in writing, after initiating such proceedings, that the Transaction will not be prohibited or does not meet the requirements for a prohibition; or

	(d)	not prohibited the Transaction, after initiating such proceedings, within the four months’ time period specified in Section 14a para. 1 number 2 AWG, as possibly extended pursuant to Section 14a paras. 4, 5 and 6 AWG.
____________________

[1]	Note: Long stop date to be determined by BW/BidCo based on outcome of the currently ongoing regulatory analysis and discussion with BaFin.

[2]	Note: Long stop date to be determined by BW/BidCo based on outcome of the currently ongoing regulatory analysis and discussion with BaFin.

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12.1.3	Minimum Acceptance Threshold

Upon expiry of the Acceptance Period, the total sum of the AKASOL Shares

	(a)	for which the acceptance of the Offer has been effectively declared in accordance with Section 13.2 of this Offer Document and for which no withdrawal of the agreement entered into as a result of the acceptance of the Offer has been effectively declared,

	(b)	held directly by the Bidder or a person acting jointly with the Bidder pursuant to Section 2 para. 5 WpÜG,

	(c)	attributable to the Bidder or any Bidder Parent Company in application of Section 30 WpÜG; and

	(d)	for which the Bidder or persons acting jointly with the Bidder pursuant to Section 2 para. 5 WpÜG have concluded a conditional or unconditional agreement with any AKASOL Shareholder outside of the Offer which entitles them to the transfer of title to these AKASOL Shares, is equivalent to at least 50% of the number of AKASOL Shares outstanding at the end of the Acceptance Period plus one (1) AKASOL Share, i.e. at the time of publication of the Offer Document, at least [6,061,856][3] AKASOL Shares. AKASOL Shares which are subject to several of the preceding paragraphs (a) to (d) will be taken into account only once.

12.1.4	No issuance of instruments to receive AKASOL Shares

After publication of this Offer Document and prior to expiry of the Acceptance Period, the Bidder has not received a letter from the management board of AKASOL AG nor has AKASOL AG made a public announcement stating that AKASOL has issued, or guaranteed, subscription rights, options, (convertible) bonds or other financial instruments granting a right to receive AKASOL Shares.

12.1.5	No adverse shareholders’ meeting resolution

After publication of this Offer Document and prior to expiry of the Acceptance Period, the general meeting of AKASOL has not adopted a resolution approving

	(a)	a capital increase; or

	(b)	a change of the rights or nature of shares; or

	(c)	a distribution of a cash or non-cash dividend; or

	(d)	a measure pursuant to the German Transformation Act (Umwandlungsgesetz); or

	(e)	the conclusion of any upstream intercompany agreement within the meaning of Sections 291, 292 AktG (but excluding any such intercompany agreement with a subsidiary of AKASOL); or

	(f)	to dissolve AKASOL.

12.1.6	No insolvency of AKASOL

After publication of this Offer Document and prior to expiry of the Acceptance Period, AKASOL has not published any notification pursuant to Article 17 of Regulation (EU) No 596/2014 (“Market Abuse Regulation”) according to which
____________________

[3]	Note: Number of issued shares TBD on date of publication of offer document.

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	(a)	a loss equaling half of the share capital within the meaning of Section 92 para. 1 AktG has been suffered; or

	(b)	an insolvency proceeding has been instituted against the assets of AKASOL or the management board of AKASOL AG has applied for the institution of such proceeding; or

	(c)	a reason has arisen that would necessitate the filing of an application for the institution of an insolvency proceeding.

12.1.7	No market material adverse change

After publication of this Offer Document and prior to expiry of the Acceptance Period, neither of the following events has occurred:

	(a)	a trading suspension specifically related to the ABBA Shares of more than five consecutive trading days at the Frankfurt Stock Exchange (excluding any general suspension of trading); or

	(b)	the closing quote of SDAX (ISIN DE0009653386) in the XETRA trading system of Deutsche Börse AG, as determined by Deutsche Börse AG, or a successor thereof, and published on its website (www.deutsche-boerse.com), on more than three consecutive trading days is more than 30% below the closing quote of SDAX as at the last trading day preceding the day of the publication of the decision to launch the Offer pursuant to Section 10 para. 1 sentence 1 WpÜG, i.e., below a SDAX threshold level of [●][4] points.

12.1.8	No target material adverse change

After publication of this Offer Document and prior to expiry of the Acceptance Period, none of the following events shall have occurred:

	(a)	AKASOL has notified or should have notified the Bidder that AKASOL’s cumulative order value of framework agreements and call-off agreements agreed with customers (“Order Backlog”), determined using the same methodology used to determine the Order Backlog disclosed on page 3 of AKASOL’s Half Year Financial Report 2020, has fallen below EUR 1.75 billion;

	(b)	AKASOL has published any notification pursuant to Article 17 of the Market Abuse Regulation; or

	(c)	circumstances have occurred that would have had to be published by AKASOL pursuant to article 17 para. 1 of the Market Abuse Regulation or where AKASOL decided to delay the publication pursuant to article 17 para. 4 of the Market Abuse Regulation, following in the case of each of clauses (b) and (c) the occurrence of any circumstance (isolated incident) which has had or could reasonably be expected to have a negative impact on AKASOL's unadjusted EBITDA for the financial year 2021 in the amount of at least EUR 15 million (together with the occurrence described in clause (a), each a “Target Material Ad hoc Obligatory Adverse Change”). AKASOL’s unadjusted EBITDA shall be determined in accordance with the same principles as applied in AKASOL’s [2019] [Note: If by publication of the offer document the financial accounts 2020 have been published, 2019 should be replaced by 2020] financial statements.

Whether during the Acceptance Period a Target Material Ad hoc Obligatory Adverse Change has occurred shall be determined exclusively by an expert opinion of [● – Note: Auditor TBD by BW/BidCo following signing of BCA] as independent expert (“Independent Expert“) applying careful commercial consideration and as set out in Section 12.2.

____________________

[4]	Note: Threshold TBD following section 10 announcement.

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If (i) the Independent Expert confirms that a Target Material Ad hoc Obligatory Adverse Change has occurred during the Acceptance Period, (ii) the expert opinion of the Independent Expert has been received by the Bidder prior to the expiry of the Acceptance Period, and (iii) the Bidder at the latest until the date of the publication pursuant to Section 23 para. 1 sentence 1 number 2 WpÜG has published the receipt and result of the expert opinion of the Independent Expert, the Offer Condition as set out in this Section 12.1.8 shall be deemed not fulfilled. In all other cases, the Offer Condition as set out in this Section 12.1.8 shall be deemed fulfilled.

12.1.9	No Material Compliance Violation

After publication of this Offer Document and prior to expiry of the Acceptance Period, no criminal offence or administrative offence (Ordnungswidrigkeiten), be it an offense under German criminal or administrative law or other applicable laws, in particular bribery offenses and corruption, embezzlement, anti-trust violations or money laundering, by a member of the governing body or an officer of AKASOL or a subsidiary of AKASOL while any of these persons was operating in their official capacity at AKASOL or a subsidiary of AKASOL, is known to have occurred, provided that any such infringement or criminal or administrative offense (i) constitutes inside information for AKASOL pursuant to Article 7 of the Market Abuse Regulation or (ii) has constituted inside information prior to its publication (“Material Compliance Violation”).

Whether during the Acceptance Period a Material Compliance Violation has occurred shall be determined exclusively by the Independent Expert as set out in Section 12.2.

If (i) the Independent Expert confirms that a Material Compliance Violation has occurred during the Acceptance Period, (ii) the expert opinion of the Independent Expert has been received by the Bidder prior to the expiry of the Acceptance Period, and (iii) the Bidder at the latest until the date of the publication pursuant to Section 23 para. 1 sentence 1 number 2 WpÜG has published the receipt and result of the expert opinion of the Independent Expert, the Closing Condition as set out in this Section 12.1.9 shall be deemed not fulfilled. In all other cases, the Closing Condition as set out in this Section 12.1.9 shall be deemed fulfilled.

12.1.10	Breach of Certain Covenants

Prior to expiry of the Acceptance Period neither of the following events has occurred (either, a “Breach of Certain Covenants”):

(a)
Sven Schulz and Sven Schulz Group GmbH shall have failed to transfer and assign all intellectual property rights relating to the business of the AKASOL Group (including but not limited to patents, trademarks as well as copyrights) and applications for registration of intellectual property rights that are owned or held by Sven Schulz or Sven Schulz Group GmbH rather than by the AKASOL Group to AKASOL with effect from the Offer Completion.

(b)
Any member of the AKASOL Group shall have, without the approval of BorgWarner whose consent shall be deemed granted unless BorgWarner objects to a respective request by AKASOL addressed to Demetri Samohin by email at dsamohin@borgwarner.com, with a copy to Tonit Calaway by email at tcalaway@borgwarner.com, within five (5) Business Days from receipt of such request, incurred, assumed or guaranteed any indebtedness for borrowed money, except for (i) borrowings under credit or loan agreements existing and not yet drawn at the Effective Date, which shall not exceed EUR 25 million in the aggregate for the AKASOL Group, (ii) guarantees and factorings not to exceed EUR 10 million in the aggregate for the AKASOL Group, and (iii) indebtedness among AKASOL and any other member of the AKASOL Group.

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Whether during the Acceptance Period a Breach of Certain Covenants has occurred shall be determined exclusively by the Independent Expert as set out in Section 12.2.

If (i) the Independent Expert confirms that a Breach of Certain Covenants has occurred during the Acceptance Period, (ii) the expert opinion of the Independent Expert has been received by the Bidder prior to the expiry of the Acceptance Period, and (iii) the Bidder at the latest until the date of the publication pursuant to Section 23 para. 1 sentence 1 number 2 WpÜG has published the receipt and result of the expert opinion of the Independent Expert, the Offer Condition as set out in this Section 12.1.10 shall be deemed not fulfilled. In all other cases, the Offer Condition as set out in this Section 12.1.10 shall be deemed fulfilled.

12.2	Independent Expert

12.2.1
The Independent Expert shall only act upon request by the Bidder. The Bidder shall publish, without undue delay (unverzüglich) and with reference to this Offer, the commencement of the procedure to determine whether a Target Material Ad hoc Obligatory Adverse Change, a Material Compliance Violation and/or a Breach of Certain Covenants has occurred during the Acceptance Period in the German Federal Gazette and on the internet at http://www.abba-offer.com. In case the Bidder receives an expert opinion of the Independent Expert prior to the expiry of the Acceptance Period which states that during the Acceptance Period a Target Material Ad hoc Obligatory Adverse Change, a Material Compliance Violation and/or a Breach of Certain Covenants has occurred, the Bidder is obliged to publish the fact that it has received such expert opinion and the result of such expert opinion, without undue delay, and in any case on or prior to the date of the publication pursuant to Section 23 para 1 sentence 1 no. 2 WpÜG, and with reference to this Offer, in the German Federal Gazette and on the internet at http://www.abba-offer.com. The expert opinion of the Independent Expert shall be binding and final upon the Bidder and the accepting AKASOL Shareholders. The costs and disbursements of the Independent Expert shall be borne by the Bidder.

12.3	Nonfulfillment of the Offer Conditions; Waiver of Offer Conditions

The Offer Conditions set out in Sections 12.1.1 through 12.1.10 of this Offer Document shall each constitute independent and separable conditions. The Bidder may waive all or individual Offer Conditions in advance – to the extent permissible – pursuant to Section 21 para. 1 sentence 1 no. 4 WpÜG as long as such Offer Conditions have not ultimately lapsed.

A waiver is equivalent to the fulfilment of the relevant Offer Condition. If the Bidder waives any of the Offer Conditions within the last two weeks prior to expiry of the Acceptance Period, the Acceptance Period will be extended by two weeks (Section 21 para. 5 WpÜG), i.e., until [●] 2021, 24:00 hrs (local time Frankfurt am Main) / 18:00 hrs (local time New York).

If the Offer Conditions set forth in Section 12.1 of this Offer Document either have not been satisfied on or prior to the applicable date or have definitively lapsed before these dates and the Bidder has not effectively waived them in advance, the Offer shall lapse. In this case, the contracts which come into existence as a result of accepting the Offer will cease to exist and will not be consummated (conditions subsequent); and delivered AKASOL Shares will be returned. The Settlement Agent (as defined in Section 13.1 of this Offer Document) will promptly, at the latest within four Banking Days after announcement of the expiry of the Offer, order the rebooking of the Tendered AKASOL Shares (ISIN [●]) to ISIN DE000A2JNWZ9 by the Custodian Banks (as defined in Section 13.2 of this Offer Document) through Clearstream Banking AG, Frankfurt am Main, Germany (“Clearstream”). The rebooking is generally free of costs and expenses of the Custodian Banks for the AKASOL Shareholders who hold their AKASOL Shares in a securities deposit account in the Federal Republic of Germany. Any foreign taxes or costs and fees of foreign Custodian Banks that do not have securities deposit account connections with Clearstream must, however, be paid by the respective AKASOL Shareholders.

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12.4	Publications concerning Offer Conditions

The Bidder will promptly announce on the internet at http://www.abba-offer.com (in German and in an English translation) and in the Federal Gazette (Bundesanzeiger) if (i) an Offer Condition has been effectively waived in advance, (ii) an Offer Condition has been fulfilled, (iii) all Offer Conditions have either been fulfilled or have been effectively waived in advance or (iv) the Offer is not consummated because an Offer Condition has finally not been fulfilled or lapsed. Likewise, the Bidder will promptly announce at the end of the Acceptance Period, as part of the publication according to Section 23 para. 1 no. 2 WpÜG, which of the Offer Conditions of Section 12.1 of this Offer Document have been fulfilled by such time.

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Project ABBA
Irrevocable Undertaking
Felix von Borck

Schedule 15.6 Draft Arbitration Agreement

ARBITRATION AGREEMENT

among

(1)	Felix von Borck, born on September 13, 1969, residing at Schreberweg 51, 64289 Darmstadt, Germany (the Shareholder)

(2)

Blitz F21-842 AG (in future: ABBA BidCo AG), a stock corporation (Aktieng-esellschaft) incorporated under the laws of Germany, having its registered office at Frankfurt am Main, Germany, and registered with the Local Court of Frankfurt am Main under no. HRB 121819 (the Bidder), and

(3)

BorgWarner Inc., a corporation incorporated under the laws of the State of Delaware, United States of America, having its registered office at 3850 Hamlin Road, Auburn Hills, Michigan 48326, United States of America (BW and together with the Bidder the Acquirors)

(the Shareholder, Bidder and BW each a Party and together the Parties).

PREAMBLE

(A)

AKASOL AG is a stock corporation (Aktiengesellschaft) incorporated under German law, having its registered office at Darmstadt, Germany, and registered with the commercial register of the Local Court of Darmstadt under HRB 97834 (the Target).

(B)

On 15 February 2021, the Parties entered into the “Agreement on the Irrevocable Undertaking” (the Irrevocable Undertaking), where the Bidder inter alia undertakes to make a voluntary public takeover offer within the meaning of Section 29 para. 1 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz) for the purchase of all shares issued by the the Target (the Offer), the Shareholder, inter alia, undertakes to accept the Offer in respect of all shares the Shareholder holds in the Target and the Parties, inter alia, give explicit representations and warranties.

(C)	The Parties intend to settle all disputes arising out of or in connection with the Irrevocable Undertaking by arbitration. To fulfil the formal requirements according to Section 1031 para. 5 sentence 1 of the German Civil Procedure Code (Zivilprozessordnung), the Parties enter into this separate arbitration agreement:

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Project ABBA
Irrevocable Undertaking
Felix von Borck

All disputes arising out of or in connection with the Irrevocable Undertaking or its validity shall be finally settled in accordance with the Arbitration Rules of the German Arbitration Institute (DIS) without recourse to the ordinary courts of law. Claims of the Parties can be decided in a single arbitration (multi-party-arbitration). The arbitral tribunal shall be comprised of three members. The seat of the arbitration is Frankfurt am Main, Germany. The language of the arbitration shall be English. The rules of law applicable to the merits shall be the laws of Germany.

[signatures on the following page]

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Project ABBA
Irrevocable Undertaking
Felix von Borck

/s/ Felix von Borck
Felix von Borck, Individually

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Project ABBA
Irrevocable Undertaking
Felix von Borck

Blitz F21-842 AG (in future: ABBA BidCo AG)

By:	/s/ Robert Boyle
Name: Robert Boyle
Title: Member of the Management Board

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Project ABBA
Irrevocable Undertaking
Felix von Borck

BorgWarner Inc.

By:	/s/ Tonit M. Calaway
Name: Tonit M. Calaway
Title: Executive Vice President, Chief Administrative Officer, General Counsel, and Secretary

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